UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 19, 2014

EBIX, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-15946	77-0021975
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Concourse Parkway, Suite 3200 Atlanta, GA	30328
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (678) 281-2020

N/A

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 19, 2014, Ebix, Inc. (the “Company”) and certain of its subsidiaries entered into a Third Amendment (the “Third Amendment”) to the Credit Agreement, dated April 26, 2012 (as previously amended), among the Company, Wells Fargo Capital Finance, LLC, as a lender, RBS Citizens, N.A. as a lender, and Citibank, N.A., as Administrative Agent and as a lender (the “Credit Agreement”).

The Third Amendment amends the Company’s obligations with respect to certain covenants under the Credit Agreement, to provide flexibility to the Company to make certain specified business acquisitions, while allowing the Company to make early payments towards reduction of its bank debt.

Furthermore, the Third Amendment amends the Credit Agreement by reducing the revolving commitments of the lenders to $7,839,996 as of May 19, 2014 and, as of September 30, 2014, the revolving commitments of the lenders will be terminated and the balance will be reduced to $0. In connection with the execution of the Third Amendment, the Company made a principal payment in the amount of $15,000,000 against the revolving loans under the Credit Agreement such that the aggregate principal amount of such revolving loans was reduced to $7,839,996.

Additionally, the Company will make, in addition to the scheduled principal payments otherwise required, a prepayment of principal on the term loans under the Credit Agreement in the aggregate principal amount of $5,000,000 on December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

By:	/s/ Robert Kerris
Name: Robert Kerris
Title: EVP, Chief Financial Officer & Corporate Secretary

Dated: May 27, 2014